Schedule 13 G


Item 1    (a) Castle Energy Corporation
          (b) One Radnor Corporate Center
              100 Matsonford Rd., Suite 250
              Radnor, PA  19087


Item 2    (a) Corbyn Investment Management, Inc., et al.
          (b) Suite 108,  2330 W. Joppa Road
              Lutherville, Maryland  21093
          (c) Incorporated in the State of Maryland
          (d) Common Stock
          (e) 148449309


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4  (a) 684,792 common shares
        (b) 12.6%
        (c) (i) Sole power to vote or direct the vote of all 684,792 shares
        (iii) Sole power to dispose of or direct the disposition of all 684,792 shares

Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  (a) The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).


Item 9  N/A

                          Schedule 13 G




Item 1    (a) Castle Energy Corporation
          (b) One Radnor Corporate Center
              100 Matsonford Rd. Suite 250
              Radnor, PA  19087


Item 2    (a) Corbyn Investment Management,Inc.
          (b) Suite 108, 2330 W. Joppa Road
              Lutherville, Maryland  21093
          (c) Incorporated in the State of Maryland
          (d) Common Stock
          (e) 148449309


Item 3  (e) The filer is an Investment Adviser registered under
            Section 203 of the Investment Advisers Act of 1940.


Item 4  (a) 344,875 common shares
        (b) 6.3%
        (c)(i) Sole power to vote or direct the vote 344,875 shares
        (iii) Sole power to dispose of or direct the disposition of all 344,875 shares


Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  N/A

Item 9  N/A

                          Schedule 13 G



Item 1    (a) Castle Energy Corporation
          (b) One Radnor Corporate Center
              100 Matsonford Road, Suite 250
              Radnor, PA  19087


Item 2    (a) Greenspring Fund, Inc.
          (b) Suite 110,  2330 W. Joppa Road
              Lutherville, Maryland  21093
          (c) Incorporated in the State of Maryland
          (d) Common Stock
          (e) 148449309


Item 3    (d) The filer is an Investment Company registered under
            Section 8 of the Investment Company Act.


Item 4    (a) 339,917 common shares
          (b) 6.3%
          (c)(i) Sole power to vote or direct the vote of all 339,917 shares
          (iii) Sole power to dispose of or direct the disposition of all 339,917 shares


Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  N/A

Item 9  N/A






Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 5, 1997


Signature:  Charles vK Carlson


Name/Title:  Charles vK Carlson, President

CUSIP No.  148449309     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group
          (a) [x]
          (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person:

5.  Sole Voting Power
     684,792

6.  Shared Voting Power

7.  Sole Dispositive Power
     684,792

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     684,792

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     12.6%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV

CUSIP No.  148449309     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
     344,875

6.  Shared Voting Power

7.  Sole Dispositive Power
     344,875

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     344,875

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     6.3%

12.  Type Of Reporting Person
      IA

CUSIP No.  148449309     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
     339,917

6.  Shared Voting Power

7.  Sole Dispositive Power
     339,917

8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     339,917

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     6.3%

12.  Type Of Reporting Person
      IV